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                                  May 30, 2002

                                                                     EXHIBIT 5.1

The Board of Directors
of TASER International, Inc.

                       Registration Statement on Form S-8

Gentlemen:

                  We have acted as counsel to TASER International, Inc., a Delaware corporation (the "Company"), in connection with the preparation and filing with the Securities and Exchange Commission under the Securities Act of 1933, as amended, of the Registration Statement on Form S-8 (the "Registration Statement") covering an additional 690,011 shares of common stock, $0.00001 par value per share, of the Company to be issued under the Company's 1999 Stock Option Plan (the "Shares").

                  In our capacity as such counsel, we have reviewed the corporate actions of the Company in connection with this matter and have examined and relied upon the originals, or copies certified or otherwise identified to our satisfaction, of such corporate records, documents or other evidence as we have deemed necessary or appropriate for the purposes of the opinion hereinafter expressed.

                  Based upon the foregoing, and having regard for such legal considerations as we deem relevant, we are of the opinion that the Shares have been duly authorized by all necessary corporate action of the Company, and when issued and sold by the Company against payment therefor pursuant to the terms of the Company's 1999 Stock Option Plan, the Shares will be validly issued, fully paid and non-assessable. We are members of the bar of the State of Oregon and are expressing our opinion only as to matters of Oregon law and the General Corporation Law of the State of Delaware.

                  We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement.


                                Very truly yours,

                                /s/ Tonkon Torp LLP


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